UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2010 (August 9, 2010)

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 9, 2010, WesBanco, Inc (the “Company”) provided a notice of redemption to the holders of Oak Hill Capital Trust I 10 7/8% Fixed Rate Capital Pass-Thru Securities® (CUSIP No. U62985202) (the “Securities”). The notice was conditional upon regulatory approval of the redemption.  Regulatory approval was received on August 10, 2010.  The Securities will be redeemed on September 8, 2010 (the “Redemption Date”) in full at a redemption price of 105.438% of the principal plus accrued and unpaid interest. The aggregate redemption price, excluding accrued interest, will total approximately $5.3 million. Interest on the securities will no longer accrue on or after the Redemption Date.

Oak Hill Capital Trust I (the “Trust”) is a Delaware trust established in 2000 by Oak Hill Financial, Inc. which was merged with and into WesBanco, Inc. on December 1, 2007. The Trust owns Junior Subordinated Debentures issued by the Company which also are being redeemed on September 8, 2010.

Payment of the redemption price for the Securities will be made by The Bank of New York Mellon, as paying agent. Payment will be made upon presentation and surrender of the Securities to the paying agent for cancellation at the address specified in the Notice of Redemption.

The Company issued a press release on August 10, 2010 announcing the notice of redemption of the Securities.  The notice of redemption and the press release are attached as exhibits to this report.

Item 9.01 Financial Statements and Exhibits

d)	Exhibits:

99.1 -      Notice of redemption to the holders of Oak Hill Capital Trust I 10 7/8% Fixed Rate
               Capital Pass-Thru Securities®

99.2 -       Press release dated August 10, 2010 announcing the notice of redemption of the
Securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: August 12, 2010	/s/ Robert H. Young
Robert H. Young
Executive Vice President and
Chief Financial Officer